Exhibit 5.1

September 3, 2021

OneWater Marine Inc.
6275 Lanier Islands Parkway
Buford, Georgia, 30518

Ladies and Gentlemen:

We have acted as counsel for OneWater Marine Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale (a) by the Company from time to time, pursuant to Rule 415 under the Securities Act, of up to $250 million of shares of Class A common stock (the “Company Shares,” and together with the Selling Stockholder Shares (defined below) the “Securities”), $0.01 par value per share (the “Class A Common Stock”) and (b) by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of (i) up to 40,695 shares of Class A Common Stock (the “Resale Common Stock”) and (ii) up to 334,305 shares of Class A Common Stock (the “Exchange Common Stock,” and together with the Resale Common Stock, the “Selling Stockholder Shares”) that are issuable upon redemption of membership interests (“OneWater LLC Units”) in One Water Marine Holdings, LLC, a Delaware limited liability company (“OneWater LLC”), together with an equal number of shares of Class B common stock, par value $0.01 per share (the “Class B common stock”), of the Company, pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of OneWater LLC, dated as of February 11, 2020 (the “OneWater LLC Agreement”).

We have also participated in the preparation of a Prospectus relating to the Company Shares (the “Primary Prospectus”) and a Prospectus relating to the Selling Stockholder Shares (the “Secondary Prospectus” and, together with the Primary Prospectus, the “Prospectuses”) each of which is contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Company, and the OneWater LLC Agreement, each as amended to the date hereof; (2) the resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and related matters; (3) the Registration Statement; (4) the Prospectuses; and (5) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deemed such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinions set forth below, we have assumed that (1) all information contained in all documents reviewed by us is true, correct and complete; (2) all signatures on all documents examined by us are genuine; (3) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (4) each natural person signing any document reviewed by us had the legal capacity to do so; (5) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (6) the Registration Statement, and any post-effective amendments thereto, will be effective and comply with all applicable laws; (7) one or more prospectus supplements to the applicable Prospectus will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby; (8) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and an applicable prospectus supplement to the applicable Prospectus; (9) at the time of any offering or sale of Company Shares, that the Company will have at least such number of Securities authorized, created and, if appropriate, reserved for issuance; and (10) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Vinson & Elkins LLP Attorneys at Law	Trammell Crow Center, 2001 Ross Avenue, Suite 3900
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Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, under the Securities Act:

1.
With respect to the Company Shares, when both (a) the board of directors (the “Board”) of the Company (or a committee thereof) has taken all necessary corporate action to approve the issuance and terms of the offering of the shares of Class A Common Stock and related matters (b) certificates representing the shares of Class A Common Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Class A Common Stock shall have been properly issued) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board or such officers upon payment of the consideration therefor (not less than the par value of the Class A Common Stock) provided for therein, then the shares of Class A Common Stock will be validly issued, fully paid and non-assessable; and

2.
With respect to the Exchange Common Stock, when both (a) the Board has taken all necessary corporate action to approve the issuance of the Exchange Common Stock and related matters and (b) certificates representing the Exchange Common Stock have been duly executed, countersigned, registered, and delivered (or non-certificated shares of Exchange Common Stock shall have been properly issued) in accordance with the OneWater LLC Agreement, then the Exchange Common Stock proposed to be sold by the Selling Stockholders will be validly issued, fully paid and nonassessable.

3.
With respect to the Resale Common Stock, the shares of Resale Common Stock proposed to be sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable.

The foregoing opinions are limited in all respects to the laws of the State of Delaware and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectuses forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Vinson & Elkins L.L.P.